Exhibit 10.28

[LETTERHEAD OF LANDS’ END, INC.]

April 16, 2014

Steven Rado
[Address Omitted]

Dear Steven,

We are pleased to confirm an offer of employment to you as SVP, Chief Marketing Officer, reporting directly to me. We all believe the future of Lands' End will provide us with many opportunities for growth and the company is well positioned for continued success.

Some key elements of the offer are as follows:

•	A start date TBD

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Annual base salary of $400,000 paid in bi-weekly payments (your first check will be a live check and followed by direct deposit the next pay period). Increases will be determined based on a number of factors, with performance typically being the most significant factor.

•	You will also receive a $50,000 sign on bonus (less appropriate taxes), which will be paid via check along with your first regular paycheck.

•
Participation in the Lands’ End, Inc. Annual Incentive Plan (“AIP”) with an annual target incentive opportunity of 50% of your base salary. Any incentive payable with respect to a fiscal year will be paid on or about April 15th of the following fiscal year, provided that you are actively employed at the payment date.

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You will be eligible to participate in the Lands' End, Inc. Retirement Plan, which includes a 401(k) contribution feature and currently includes a Company Match. Lands’ End will begin matching your contributions at 50%, maximum of 6% of your earnings, after a year of service, beginning on the next quarter, subject to the continued availability of the match.

•	In recognition of your previous related experience, you will receive (4) weeks of vacation as of your start date.

•	Relocation Benefits Modifications: Temporary living and storage of household goods will be covered up to a maximum of 90 days. We will allow shipment of two automobiles.

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Participation in the Lands’ End long-term incentive program (“LTIP”). Your current target incentive opportunity under the LTIP would be 100% of your base salary. We annually review the LTIP design, which will be provided to you prior to your start date.

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You will be required to sign an Executive Severance Agreement. While the exact terms of the ESA will govern, it will provide, among other things, certain severance benefits following the termination of your employment with Lands’ End under particular circumstances, and that you shall not use or disclose Lands’ End’s confidential or proprietary information, provide services to a Lands’ End competitor, or solicit our employees away from Lands’ End during your employment and for a certain period of time after the conclusion of your employment with Lands’ End. The non-disclosure, non-solicitation, and non-compete and non-affiliation provisions will apply regardless of whether you receive severance benefits under the ESA.

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If your employment is terminated by Lands’ End for Cause (which will be defined in ESA) or by you without Good Reason within twenty four (24) months of your start date, you will be required to reimburse the company 100% of your signing bonus paid to you and relocation assistance, along with any and all costs we incur to collect that reimbursement, including attorneys’ fees.

If you need additional information or clarification, please feel free to call me at 608-935-4181.

We look forward to having you a part of the Lands’ End team.

Sincerely,

/s/Edgar Huber                             /s/Steven Rado

Edgar Huber                             Steven Rado
CEO/President